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                                                                     EXHIBIT 8.1

                        [Letterhead of Latham & Watkins]

                                August 27, 1998





Health Care Property Investors, Inc.
4675 MacArthur Court, 9th Floor
Newport Beach, California 92660

  Re:   Health Care Property Investors, Inc.
        $150,000,000 Medium-Term Notes, Series D
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Ladies and Gentlemen:

  We have acted as special counsel to Health Care Property Investors, Inc., a Maryland corporation (the "Company"), in connection with the registration under the Securities Act of 1933 (the "1933 Act") and the issuance of up to an aggregate initial offering price of $150,000,000 Medium-Term Notes, Series D, due nine months or more from date of issue, having such terms and provisions as set forth in a certificate of certain officers of the Company dated August 27, 1998 delivered pursuant to Section 301 of the indenture dated as of September 1, 1993 (the "Indenture") between the Company and The Bank of New York, as trustee (the "Notes"), pursuant to (i) a registration statement on Form S-3 under the 1933 Act, filed with the Securities and Exchange Commission (the "Commission") on June 18, 1998 (File No. 333-57163) and declared effective by the Commission on June 30, 1998 (the "Registration Statement"), (ii) a Prospectus dated August 27, 1998 (the "Base Prospectus"), as supplemented by the Prospectus Supplement dated August 27, 1998, filed with the Commission on August 27, 1998 pursuant to Rule 424(b) under the 1933 Act (the "Prospectus Supplement," and together with the Base Prospectus, the "Prospectus"), and (iii) the distribution agreement dated as of August 27, 1998 among Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., NationsBanc Montgomery Securities LLC, BNY Capital Markets, Inc. and the Company (the "Distribution Agreement").

  This opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters through a certificate of an officer of the Company (the "Officer's Certificate") and certain facts set forth in the Prospectus.

  In our capacity as such counsel, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other
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Health Care Property Investors, Inc.
August 27, 1998
Page 2

instruments, as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

  We are opining herein as to the effect on the subject transaction only of the federal income tax laws of the United States and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or other jurisdiction or as to any matters of municipal law or the laws of any other local agencies with any state.

  Based upon the facts set forth in the Prospectus and Officer's Certificate, it is our opinion that the information in the Prospectus Supplement set forth under the caption "Material Federal Income Tax Considerations," to the extent that it constitutes matters of law, summaries of legal matters, documents or proceedings, or legal conclusions, has been reviewed by us and is correct in all material respects.

  No opinion is expressed as to any matter not discussed herein.

  This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the Prospectus or Officer's Certificate may affect the conclusions stated herein.

  This opinion is rendered only to you and is solely for your benefit in connection with the Prospectus. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.

                                    Very truly yours,

                                    /s/ Latham & Watkins